May 6, 2020

Cannagistics, Inc.

300 Aragon Avenue, Suite 375

Coral Gables, FL 33134

Re: Cannagistics, Inc. Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as counsel to Cannagistics, Inc., a Nevada corporation (the “Company”), in connection with the preparation of an offering statement on Form 1-A (the “Offering Statement”) filed with the Securities and Exchange Commission (the “Commission”) for the sale from time to time of up to 40,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), issued or issuable pursuant to subscription agreements (the “Subscription Agreements”), and up to 3,000,000 shares of the Company’s common stock, par value, $.001 per share, including 1,000,000 shares of common stock underlying warrants, for sale by the Selling Shareholder.

For purposes of rendering this opinion, we have made such legal and factual examinations as we have deemed necessary under the circumstances and, as part of such examination, we have examined, among other things, originals and copies, certified or otherwise, identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate. For the purposes of such examination, we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us. We have relied, without independent investigation, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

On the basis of and in reliance upon the foregoing examination and assumptions, we are of the opinion that assuming the Offering Statement shall have become qualified pursuant to the provisions of the Securities Act of 1933, as amended (the “Act”), the Shares, when issued by the Company against payment therefore (not less than par value) and in accordance with the Offering Statement and the provisions of the Subscription Agreements, and when duly registered on the books of the Company’s transfer agent and registrar therefor in the name or on behalf of the purchasers, will be validly issued, fully paid and non-assessable. We are also of the opinion that the 2,000,000 existing shares of common stock to be sold by the Selling Shareholders are validly issued, fully paid and non-assessable. Finally, we are of the opinion that the 1,000,000 shares of common stock underlying the warrant to be sold by the Selling Shareholders will be validly issued, fully paid and non-assessable and will be a binding obligation of the Company under the law of the State of Nevada when issued by the Company if the exercise price is received by the Company.

We express no opinion as to the laws of any state or jurisdiction other than the laws of the State of Nevada, as currently in effect.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement and to the reference to us under the caption “Legal Matters” in the Offering Circular constituting a part of the Offering Statement. This opinion is for your benefit in connection with the Offering Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

The Doney Law Firm

/s/ Scott Doney

Scott Doney, Esq.